Exhibit 99.1

For Release at 1:05 p.m., PDT 10/18/12

Iteris Reports Fiscal Second Quarter 2013 Results

 — Fiscal Second Quarter Produces Record Backlog of $41.2 Million —

SANTA ANA, Calif. — October 18, 2012 — Iteris, Inc. (NYSE MKT: ITI) a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal second quarter ended September 30, 2012.

Fiscal Q2 2013 Financial Highlights vs. Year-Ago Quarter

•                  Total revenues increased 8% to $15.5 million

•                  Transportation Systems revenues increased 13% to $7.5 million

•                  Income from continuing operations increased to $550,000 or $0.02 per share, compared to $108,000 or $0.00 per share

“The increase in total revenues is largely the result of continued penetration within the fast-growing areas of the intelligent traffic management market by our Transportation Systems and iPerform segments,” said Abbas Mohaddes, president and CEO of Iteris. “With total backlog at a record $41.2 million, we are encouraged about the prospect of continued growth.”

“In addition to revenue growth, we experienced improved profitability and a strengthened balance sheet,” continued Mohaddes. “On a sequential basis, total liabilities decreased by nearly $500,000 and our cash position remains strong, increasing by $1.4 million to $20 million.”

“During the quarter, we continued development of our IterisPeMS™ (iPeMS) performance measurement and management software solution that provides world-class traffic data analytics, prediction and visualization capabilities on a single software platform,” continued Mohaddes. “We expect this higher-margin solution to gain traction as the need for data analytics increases and the market for performance-based software solutions, like iPeMS, expands from its current public-sector orientation into commercial traffic markets — an area of investment for Iteris. iPeMS is a key component of our growth strategy along with international expansion of our sensors products and traveler information systems/511.”

“In summation, we continue to believe we are focused on the right areas within the intelligent traffic management market, and our investment in these fast-growing segments will create significant opportunities for growth and expand shareholder value.”

Fiscal Q2 2013 Financial Results

Total revenues for the fiscal second quarter increased 8% to $15.5 million, compared to $14.4 million in the same year-ago quarter. The increase was primarily attributable to a 13% increase in Transportation Systems revenues partially offset by a 7% decrease in Roadway Sensors net sales, which enjoyed a particularly strong year-ago quarter.

Gross margin in the fiscal second quarter was 39.2%, improving sequentially from 38.4% in the previous quarter, primarily as a result of the sales mix more weighted toward product sales. Compared to the same year-ago quarter, gross margin decreased from 41.7%, mainly due to a shift in mix toward Transportation Systems contract revenues which typically provide a lower margin than the company’s product revenues.

Operating expenses increased 4% to $5.2 million in the fiscal second quarter from $5.0 million in the same year-ago quarter. The increase was primarily the result of a $375,000 adjustment in the prior year-ago quarter related to the reduction of contingent liabilities recorded in connection with the Meridian Environmental Technologies (MET) and Berkeley Transportation Systems (BTS) acquisitions. Excluding this adjustment, operating expenses in the fiscal second quarter decreased 3% when compared to the same year-ago quarter.

Income from continuing operations increased to $550,000 or $0.02 per share in the fiscal second quarter of 2013, compared to $108,000 or $0.00 per share in the same year-ago quarter. In the year-ago quarter, the company recorded a valuation allowance of $734,000 against certain of its state net operating loss carryforwards resulting in an abnormally high effective tax rate.  There were no similar adjustments in the current year period.

Additionally, in the year-ago quarter, the company reported an after tax gain of $1.1 million on the sale of the assets of its Vehicle Sensors segment, resulting in net income of $1.3 million, or $0.04 per share. This compares to net income of $550,000 in the current fiscal quarter, or $0.02 per share.

During the fiscal second quarter, Iteris repurchased approximately 163,000 shares of its common stock, bringing the total to approximately 1,045,000 shares repurchased since the company initiated a $3 million share repurchase program in August 2011 and a subsequent repurchase program in August 2012.  As of September 30, 2012, the company has spent approximately $1.4 million to acquire its shares through the share repurchase program.

Fiscal Q2 2013 Operational Highlights

•                  Total backlog was a record $41.2 million at September 30, 2012. This included Transportation Systems backlog of $34.6 million, iPerform backlog of $3.3 million and Roadway Sensors backlog of $3.3 million. This compares to a total backlog of $36.5 million at June 30, 2012.

•                  Signed $13.4 million in new Transportation Systems contracts.

•                  Awarded a $900,000 Traffic Signal Synchronization Services contract from the City of Anaheim, California.

•                  Roadway Sensors posted strong bookings in the second fiscal quarter of $7.6 million, up 7% sequentially from $7.1 million.

Conference Call

Iteris will conduct a conference call later today (October 18, 2012) at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fiscal second quarter results.

Iteris’ CEO Abbas Mohaddes and CFO Jim Miele will host the call, followed by a question-and-answer period.

To participate by phone, dial 1-877-941-1427 prior to the start time and provide the operator conference ID 4568239.

To listen to the live webcast, please visit the investor relations section of the Iteris website at: www.iteris.com.

If you have any difficulty connecting to the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A telephone replay of the call will also be available after 7:30 p.m. ET by dialing 1-877-870-5176 and entering replay pin number 4568239. The telephone and webcast replay will be available until November 1, 2012.

About Iteris, Inc.

Iteris Inc. is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management and predictive traffic analytics, and improve the safety of surface transportation systems. By combining its patented products, decades of expertise in traffic management, and information technologies, Iteris offers a broad range of Intelligent Transportation System (“ITS”) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 888-329-4483 or visit www.iteris.com. You can also visit us on Facebook, Twitter, and YouTube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This earnings release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s expansion and business strategies and anticipated growth opportunities, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects, and the market demand for and acceptance of our products, technologies, and services.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local government budgetary issues, as well as constraints and budget delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the newly passed Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully develop, market, and sell software-based solutions, specifically our IterisPeMS software; our ability to successfully identify, complete and integrate acquisitions of products, technologies, and companies; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	March 31,
	2012	2012
	(unaudited)
ASSETS:
Cash	$19,974	$18,701
Trade accounts receivable, net	8,536	11,081
Costs and estimated earnings in excess of billings on uncompleted contracts	6,160	5,360
Inventories	2,117	2,454
Prepaid expenses and other current assets	963	425
Current portion of deferred income taxes	2,569	2,904
Total current assets	40,319	40,925

Long-term portion of deferred income taxes	6,468	6,761
Property and equipment, net	1,873	1,948
Goodwill	17,318	17,318
Intangible and other assets, net	2,591	2,788
Total assets	$68,569	$69,740

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$10,912	$11,926
Term debt	—	634
Total current liabilities	10,912	12,560
Long-term liabilities	1,377	1,708
Total liabilities	12,289	14,268
Stockholders’ equity	56,280	55,472
Total liabilities and stockholders’ equity	$68,569	$69,740

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Total revenues	$15,504	$14,393	$31,808	$28,285
Cost of revenues	9,433	8,388	19,473	16,411
Gross profit	6,071	6,005	12,335	11,874

Operating expenses:
Selling, general and administrative	4,226	4,429	9,127	9,130
Research and development	834	855	1,467	1,608
Amortization of intangible assets	161	102	322	202
Change in fair value of contingent acquisition consideration	13	(375)	(321)	(358)
Total operating expenses	5,234	5,011	10,595	10,582
Operating income	837	994	1,740	1,292
Non-operating income (expense):
Other income (expense), net	3	(2)	8	1

Interest expense, net	(9)	(22)	(14)	(51)
Income from continuing operations before income taxes	831	970	1,734	1,242
Provision for income taxes	(281)	(862)	(595)	(978)
Income from continuing operations	550	108	1,139	264
Gain on sale of discontinued operation, net of tax	—	1,115	87	1,115
Income from discontinued operation, net of tax	—	87	—	28
Net income	$550	$1,310	$1,226	$1,407

Income per share from continuing operations - basic and diluted	$0.02	$0.00	$0.03	$0.01
Gain per share from sale of discontinued operation - basic and diluted	$—	$0.03	$0.00	$0.03
Income per share from discontinued operation - basic and diluted	$—	$0.00	$—	$0.00
Net income per share - basic and diluted	$0.02	$0.04	$0.04	$0.04

Shares used in basic per share calculations	33,631	34,428	33,720	34,396
Shares used in diluted per share calculations	33,772	34,500	33,817	34,530

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Three Months Ended September 30, 2012
Total revenues	$7,220	$7,484	$800	$15,504

Segment operating income (loss)	$1,593	$739	$(101)	$2,231
Corporate and other income (expense), net				(1,394)
Operating income				$837

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Six Months Ended September 30, 2012
Total revenues	$14,404	$15,814	$1,590	$31,808

Segment operating income (loss)	$2,985	$1,578	$(135)	$4,428
Corporate and other income (expense), net				(2,688)
Operating income				$1,740

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Three Months Ended September 30, 2011 *
Total revenues	$7,741	$6,652	$—	$14,393

Segment operating income	$1,707	$478	$—	$2,185
Corporate and other income (expense), net				(1,191)
Operating income				$994

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Six Months Ended September 30, 2011 *
Total revenues	$14,636	$13,649	$—	$28,285

Segment operating income	$3,247	$1,088	$—	$4,335
Corporate and other income (expense), net				(3,043)
Operating income				$1,292

* Segment information has been restated to conform with current year presentation